Exhibit 10.237

FORM OF NONQUALIFIED STOCK OPTION AWARD AGREEMENT

UNDER THE EQUITY COMPENSATION PLAN FOR DIRECTORS

THIS AWARD AGREEMENT is made and entered into this             day of             ,             (the “Effective Date”), by and between Pharmaceutical Product Development, Inc. (the “Company”), and             (the “Eligible Participant”).

WHEREAS, the Eligible Participant is a non-employee director of the Company; and

WHEREAS, the Eligible Participant is entitled to a nonqualified stock option to purchase shares of the common stock of the Company (the “Common Stock”), in accordance with the Equity Compensation Plan adopted by the Shareholders of the Company effective as of October 30, 1995 as amended and restated effective May 14, 2003, (the “Plan”) (capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them under the Plan).

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

1. Grant of Nonqualified Stock Option. The Company hereby grants to the Eligible Participant a nonqualified stock option (the “Nonqualified Stock Option”) to purchase             shares of Common Stock (the “Shares” ) at the purchase price of $            per share in the manner and subject to the terms and conditions contained herein and in the Plan.

2. Time of Exercise of Nonqualified Stock Option. The Nonqualified Stock Option is fully vested on the Effective Date and, subject to the termination provisions set forth in Section 5 below and the limitations on exercise set forth in Section 7 below may be exercised, in whole or in part, at any time and from time to time but not later than             ,             (the “Exercise Period”).

3. Method of Exercise. The Nonqualified Stock Option shall be exercised by written notice directed to the Committee, a form of which is attached hereto as Exhibit A and incorporated herein by reference. As soon as practicable following receipt of such notice from the Eligible Participant, the Committee shall notify the Eligible Participant of the total of sums required pursuant to Section 1 above and Section 4 below. Said payment shall be by money order, certified check, or cashier’s check made payable to Pharmaceutical Product Development, Inc. and must be received by the Company within three business days of Eligible Participant’s notification by the Company of the amount of the required sums. Upon notice from the Committee that the Eligible Participant has paid the price specified in Section 1 above and Section 4 below, the Company shall notify its Transfer Agent to make immediate delivery of such shares; provided that if any law or regulation requires the Company to take any action with respect to the Shares specified in such notice before the issuance thereof, then the date of delivery of such Shares shall be extended for the period of necessary to take such action.

4. Payment to Satisfy Withholding Obligations . Notwithstanding any other provisions of this Award Agreement, any rights of the Eligible Participant to exercise the Nonqualified Stock Option shall be conditioned upon the Eligible Participant forwarding to the Company, in addition to the price per share specified in Section 1 above, cash payment of an amount equal to the amount the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with such exercise of the Nonqualified Stock Option, if any, as determined by the Committee in its discretion. The amount of such payment shall be communicated to the Eligible Participant by the Committee as soon as practicable following the Committee’s receipt of the notice specified in Section 3. In lieu of payment specified in this Section 4, the Committee may in its discretion agree with the Eligible Participant to another means of satisfying the Company’s withholding obligation in connection with the exercise of the Nonqualified Stock Option.

5. Termination of Nonqualified Stock Option. Except as otherwise stated herein, the Nonqualified Stock Option shall terminate and cease to be exercisable at the earliest date specified below:

(a) the date all Shares available for purchase under this Award Agreement have been so purchased;

(b) the expiration of two (2) years following the date on which the Eligible Participant ceases to be a non-employee director (as defined in the Plan), except as provided in Section 5(c) below;

(c) the expiration of one (1) year following the Eligible Participant’s death even if such one-year period extends beyond the two-year period in Section 5(b) above; or

(d) the expiration of the Exercise Period set forth in Section 2 above

6. Rights Prior to Exercise of Nonqualified Stock Option. The Eligible Participant shall have no rights as a stockholder with respect to the Shares except to the extent he has exercised the Nonqualified Stock Option, paid the Option Price for such Shares, and received delivery of such Shares as herein provided.

7. Limitation on Exercise. The Nonqualified Stock Option shall not be exercisable unless the offer and sale of the Shares subject thereto have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available. The Company may require, as a condition to the exercise of a Nonqualified Stock Option, that the Eligible Participant make certain representations and warranties as to the Eligible Participant’s investment intent with respect to the Shares.

8. Transferability.

(a) During the Eligible Participant’s lifetime, this Nonqualified Stock Option shall be exercisable only by him and neither it nor any right thereunder shall be transferable except by will or laws of descent and distribution (and shall be exercisable by such transferee only as provided on Section 2 and 5 above), or be subject to attachment, execution or other similar process. In the event of any attempt by the eligible Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Nonqualified Stock Option or any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution or similar process under the rights or interest hereby conferred, the Committee may terminate the Nonqualified Stock Option by notice to the Eligible participant, and the Nonqualified Stock Option shall thereupon become null and void.

(b) The Company shall have the right to assign to any of its affiliates any of its rights, or to delegate to any of its affiliates any of its obligations under this Award Agreement.

9. Binding Effect. This Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10. Gender and Number. All terms used in this Award Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural as to the context may require.

11. Terms and Conditions of Plan. The terms and conditions included in the Plan are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Award Agreement and any term or provision of the Plan as in effect from time to time, such term or provision of the Plan shall control.

12. Certain Remedies. Without intending to limit the remedies available to the Company, the Eligible Participant agrees that damages at law will be an insufficient remedy in the event the Eligible Participant violates the terms of this Award Agreement. The Eligible Participant agrees that the Company may apply for and have injunctive or other equitable relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise specifically to enforce, any of the provisions hereof.

13. Notices. All notices and communications provided for herein shall be in writing and shall be delivered by hand or sent by certified mail, return receipt requested, postage prepaid, addressed, if to the Eligible Participant, to his/her attention at the mailing address set forth at the foot of this Award Agreement (or to such other address as the Eligible Participant shall have specified to the Company in writing) and, if to the Company, to it at 3151 South 17th Street, Wilmington, North Carolina 28412, Attention: Chief Financial Officer (or to such other address as the Company shall have specified to the Eligible Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

14. Waiver. The waiver by either party of compliance with any provision of this Award Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.

15. No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Award Agreement shall affect any way the right of power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of the Company, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

16. Entire Agreement. This Award Agreement (including the Plan which is incorporated herein by reference and all additional riders incorporated by Section 12 above) sets forth all of the promises, agreements, conditions, and understandings, between the parties hereto with respect to the Nonqualified Stock Option and the Shares, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Nonqualified Stock Option or the shares other than as set forth therein or herein. This Award Agreement supersedes and replaces any and all prior agreements between the parties hereto with respect to the Nonqualified Stock Option or the shares. This Award Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the Nonqualified Stock Option and the Shares.

17. Invalid or Unenforceable Provision. The invalidity or unenforceability of any particular provision of this Award Agreement shall not affect the other provisions hereof, and this Award Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

18. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of North Carolina, without giving effect to principles of conflicts of laws.

19. Miscellaneous.

(a) Neither the granting of this Nonqualified Stock Option, the exercise thereof nor any other provision of this Award Agreement shall be construed as conferring upon the Eligible Participant any right to continue in the employment of the Company, or as interfering with or restricting in any way the right of the Company to terminate such employment at any time.

(b) The Company, the Committee and any employees or agents thereof are relieved from any liability for the non-issuance or non-transfer, or any delay in the issuance or transfer, of any of the Shares which results from the inability of the Company to obtain, or in any delay in obtaining, from each regulatory body having jurisdiction all requisite authority to issue or transfer the Common Stock of the Company in satisfaction of this Nonqualified Stock Option if counsel for the Company deems such authorization necessary for the lawful issuance or transfer of any such Shares.

(c) No shares acquired by exercise of this Nonqualified Stock Option shall be sold or otherwise disposed of in violation of any federal or state securities law or regulations.

(d) This Nonqualified Stock Option shall be exercised in accordance with the terms of the Plan and such administrative regulations as the Committee may from time to time adopt. All decisions of the Committee with respect to the interpretation, construction and application of the Plan and/or this Award Agreement shall be conclusive and binding upon the Eligible Participant and all other persons.

IN WITNESS WHEREOF, the parties hereby have caused this Award Agreement to be executed as of the day and year first above written.

(CORPORATE SEAL)	PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:
Fred N. Eshelman
Chief Executive Officer

ATTEST:

B. Judd Hartman
Secretary
ELIGIBLE PARTICIPANT:

(SEAL)

Print Name:________________________________

EXHIBIT A

Pharmaceutical Product Development, Inc.

3151 South 17th Street

Wilmington, NC 28412

Attention: COMPENSATION COMMITTEE

Re: Exercise of Nonqualified Stock Option

Dear Committee Members:

Pursuant to the terms and conditions of the Nonqualified Stock Option Award Agreement dated as of                      (the “Award Agreement”) between                      and Pharmaceutical Product Development, Inc. (the “Company”), I hereby agree to purchase              shares of the Common Stock of the Company and tender payment in full for such shares in accordance with the terms of the Agreement.

Very truly yours,

Print Name:

Date: